Exhibit 99.1
TRIDENT MICROSYSTEMS REPORTS SELECTED FINANCIAL RESULTS FOR
THE SECOND QUARTER FISCAL YEAR 2007
December quarter revenue in line
As expected, March Quarter outlook is seasonal
Santa Clara, Calif., — January 24, 2007: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the second fiscal quarter of 2007, ending December 31, 2006, the company achieved net revenues of $70,183,000 up slightly sequentially from the $70,109,000 reported in the September 30, 2006 quarter and a 73% year over year increase from the $40,614,000 reported in the quarter ended December 31, 2005.
The company’s cash and short term investments at December 31, 2006 totaled $189,544,000— an increase of $22,604,000 over the comparable $166,940,000 September 30, 2006 balance. This also represented an increase of $73,963,000 over the comparable $115,581,000 balance at December 31, 2005.
Accounts receivable, net of an allowance for doubtful accounts and sales returns, was $8,665,000 as compared to $11,257,000 at September 30, 2006 and $4,430,000 at December 31, 2005.
In accordance with seasonal patterns and taking prospective transitions to newer generations of product into consideration, inventory decreased from $20,117,000 at September 30, 2006 to $12,649,000 at December 31, 2006.
Stock Options Investigation
As previously discussed, a Special Committee of the company’s Board of Directors is continuing to conduct an independent investigation regarding the company’s practices in administering stock option grants. As previously disclosed, the company will restate its financial statements to correct the accounting for its historical stock option grants.
At this time, the investigation and review of these matters is substantially complete and the company has reached a conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past have differed from the recorded grant dates of such awards. Accordingly, the company will record additional non-cash charges for stock-based compensation expense currently estimated in the range of $40 -$ 50 million and restate previous financial statements for fiscal years between 1994 and 2006. The determination of the actual charge is subject to final completion of the investigation, the company’s preparation of its restated financial statements and the completion of an audit of those restated financial statements. The final compensation expense could exceed the current estimate.
As previously announced, NASDAQ initially informed the company on October 2, 2006 that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006. The company requested and was granted a hearing on November 16, 2006 before a NASDAQ Listing Qualifications Panel to review the Staff Determination. The company requested and the hearing panel has now granted an extension of the period within which the company must file its Form 10-K and Form 10-Q’s until April 2, 2007 in order to come into compliance with the listing standards. While the company believes it may be able to file its financial statements within this time frame, because certain aspects are not within the company’s control, as a matter of precaution, the company will file an appeal to request a further extension.
Accordingly, the company is not providing detailed GAAP or Non-GAAP financial information for the fiscal year ended June 30, 2006 or the quarters ended September 30, 2006 and December 31, 2006. The company intends to issue full results for the first two quarters of fiscal 2007 along with the quarterly reports on Form 10-Q as well as its Annual Report on Form 10-K for fiscal year ended June 30, 2006, together with any restated historical financial statements, as soon as practicable.
Company Comments on the December Quarter
“While many of the suppliers to TV manufacturers were facing a 15-20% slow down of manufacturing builds ahead of the seasonally down March quarter, we were reasonably happy to maintain our revenue level at $70 million for the quarter” said Dr. JH Chang, Trident’s President. “Strong growth from our 1080P- Full HD engine — the SVP-LX recently introduced in world wide models with Sharp and Sony was the difference in our revenues staying strong this quarter.”
“For the HiDTV product family, we have already garnered design wins from two top tier customers which we expect to ship in calendar 2007. With our strong HiDTV Pro product offering and sufficient interest generated in the market, we are quite optimistic about our goal of capturing all four top tier LCD accounts using the HiDTV platform before the end of calendar 2007.” continued Dr. Chang
“On the development front, the company has been very busy working with our key OEM customers to prepare their Spring 2007 models using our 7th generation products SVP PXP/UX/WX for their February/March launch. Trident is the first company that has integrated new advanced features such as ME/MC (motion-estimation/motion-compensation) judder-free technology that greatly improves picture quality in fast motion scenes. The trends toward larger size full HD panels and emphasis on better video quality (e.g. wide color gamut, motion judder removal, 100/120 Hz panels) were very obvious everywhere at the Consumer Electronics Show in Las Vegas this month. Offering these types of improvements in image processing quality will allow us to continue to expand our market share in 2007.” continued Dr. Chang.
“On the digital front, CY 2007 will mark the first year for top tier TV OEM’s to make their platform design transition from discrete solutions to digital SOC’s that deliver world-class image processing quality as in our third generation HiDTV Pro FX. Trident has prepared for this opportunity for the last several years and we believe we are very well positioned with a strong product offering and the readiness of our world-wide digital software stacks (ATS/DVB/ISDB) to seize and capitalize on this transitional opportunity for this year’s design cycle. The key to our ability to succeed in this market is understanding that image processing quality in larger screen devices drives architectural decision making in top tier accounts. We believe CY 2007 should be a very good year for Trident HiDTV SOC design wins.” continued Dr. Chang.

Outlook for the March Quarter and Calendar Year 2007
Due to strong seasonality expected by TV OEMs in the March quarter and the timing of our customer’s new product transitions the company now expects approximately $ 60 million of revenue in the March quarter to be followed by strong sequential growth totaling in a range of $305 — $ 325 million for all of Calendar 2007.
Webcast, Teleconference and Taped Replay
The company also announced that it will hold a conference call to discuss the earnings, which will be held on Wednesday, January 24, 2007 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-213-8058 passcode 76044507. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from approximately 5:00 p.m. Pacific Time January 24, 2007 until midnight Pacific Time January 31, 2007, and can be accessed by calling 888-286-8010 (domestic) or 617-801-6888 (international) and in either case using passcode 94936863.
Forward-Looking Information
This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including statements concerning revenue expectations, the impact of the restatement, and amount of additional charges that may be incurred, our ability to file periodic reports in the time frame allowed by NASDAQ, and the design wins expected in future periods. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: changes in trends in the DPTV industries, whether the company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the company’s products, and competitive pressures, including pricing and competitors’ new product introductions, the final conclusions of the Board of Directors, the Special Committee or the Audit Committee (and the timing of such conclusions) concerning matters relating to the company’s stock option grants and related accounting issues; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the inability of the company to file reports with the SEC on a timely basis; risks associated with the company’s inability to meet Nasdaq requirements for continued listing, including possible delisting; and risks of litigation related to these issues, potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for the company resulting from any accounting adjustments or other factors. Additional factors that may affect the company’s business are described in detail in the company’s filings with the Securities and Exchange Commission.

About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:

Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 764-8808
Email: Investor@tridentmicro.com	Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.

Preliminary-draft	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, unaudited)	2006	2006	2005	2006	2005
Revenues	$70,183	$70,109	$40,614	$140,292	$73,818

Condensed Consolidated Balance Sheet Items	December 31,	September 30,	December 31,
(in thousands, unaudited)	2006	2006	2005
Cash and cash equivalents	$137,554	$120,059	$68,665
Short-term investment — UMC	51,990	46,881	46,916

Total cash, cash equivalents and marketable securities	$189,544	$166,940	$115,581

Increase from prior quarter end September 30, 2006	$22,604

Increase from prior year quarter end December 31, 2005	$73,963

Accounts receivable, net	$8,665	$11,257	$4,430

Inventories	$12,649	$20,117	$4,369